Exhibit 99.1

KODIAK OIL & GAS CORP. REPORTS

SECOND QUARTER 2012 FINANCIAL RESULTS; INCREASES REVOLVER BORROWING BASE TO $375 MILLION

Q2-12 Highlights Include:

•                  OIL & GAS SALES OF $85.8 MILLION, A 288% INCREASE

•                  ADJUSTED EBITDA OF $67.7 MILLION, 389% GROWTH

DENVER — August 2, 2012 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today announced second quarter and first half 2012 financial results.

Q2-12 Financial Results

For the quarter-ended June 30, 2012, the Company reported oil and gas sales of $85.8 million, as compared to $22.1 million during the same period in 2011, a 288% increase.  Kodiak reported an overall 385% increase in quarter-over-quarter equivalent sales volumes of 1.2 million barrels of oil equivalent (BOE) for the second quarter 2012, or an average of 12,696 BOE per day (BOE/d) during the second quarter 2012, as compared to 238 thousand BOE, or an average of 2,618 BOE/d in the same period in 2011.  Crude oil revenue accounted for approximately 96% of oil and gas sales in the second quarter 2012.

For the second quarter 2012, the Company reported net income of $93.1 million, or $0.35 per basic and diluted share, compared with net income of $14.0 million, or $0.08 per basic and diluted share, for the same period in 2011.  Net income for the second quarter 2012 includes an unrealized gain of $91.7 million related to the mark-to-market of derivative instruments used for commodity hedging and $25.9 million in deferred income tax expense.  The net effect of the non-cash hedging activities credit and non-cash deferred income tax expense increased Kodiak’s reported net income for the second quarter 2012 by $0.25 per basic and diluted share.  Detailed disclosure of the Company’s derivative contracts is available in its Filing on Form 10-Q for the quarter-ended June 30, 2012.

Adjusted EBITDA, a non-GAAP measure, was $67.7 million for the quarter-ended June 30, 2012, as compared to $13.9 million in the same period in 2011, a 389% increase.  Kodiak defines Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depletion, depreciation, amortization, and accretion (iv) amortization of deferred financing costs and debt premium, (v) impairment, (vi) non-cash expenses relating to share based payments recognized under ASC Topic 718, (vii) pre-tax unrealized gains and losses on foreign currency, and (viii) pre-tax unrealized gain and losses on commodity price risk management activities.

During the second quarter of 2012, Kodiak drilled 14 gross (10.8 net) operated wells and completed 14 gross (12.7 net) operated wells.  Also in the second quarter, the Company participated in the drilling of eight gross (1.8 net) non-operated wells and the completion of 24 gross (4.2 net) non-operated wells.

Expense Analysis

On a sequential quarterly basis, the Company reported reduced unit cost expenses (expense items per BOE) in nearly every category highlighted below, with the exception of depletion, depreciation, amortization and accretion expense (DD&A).

The 8% sequential comparison increase in DD&A expense per BOE for the second quarter of 2012 is primarily due to significant acquisitions of proved producing reserves during late 2011 and early 2012, and to an increase in sales volumes.

The increase in total general and administrative expense (G&A) for the second quarter of 2012, as compared to the same period in 2011, is attributed primarily to the hiring of new personnel as the Company continues to expand its oil and gas operations and operated rig count.  As of June 30, 2012, the Company had 100 employees, as compared to 52 employees as of June 30, 2011.  Included in the G&A expense is a non-cash, stock-based compensation charge of $2.7 million for the second quarter of 2012, as compared to $947 thousand in the prior-year period.  During the second quarter 2012, as compared to first quarter 2012, Kodiak reported a 14% decrease in total G&A per BOE and a 9% decrease in stock-based compensation expense per BOE.

The increase in lease operating expense (LOE) for the second quarter of 2012, as compared to the same period in 2011, is attributed to additional production expense associated with a growing number of producing wells.  Severance taxes were also higher due to increased oil and gas revenues during the 2012 period, as compared to the 2011 period.  The Company reported a 21% decrease in LOE per BOE during the second quarter 2012, as compared to first quarter 2012.

Kodiak continues to actively address water disposal costs, which is the largest LOE component,  by connecting wells to third-party pipelines, drilling water disposal wells in producing areas (four of which were drilled in the second quarter 2012) and constructing water gathering systems where appropriate.  As existing and future wells are connected to water gathering systems, LOE on a per-unit basis is projected to continue to decrease.

In addition to the interest discussion above, Kodiak capitalized interest costs of $12.0 million for the second quarter of 2012 and $24.5 million for the first-half of 2012.  Going forward, in 2012, Kodiak expects to capitalize the majority of the interest costs related to its senior notes.

The following table summarizes the Company’s costs on a per-unit basis for the periods shown:

Kodiak Oil & Gas Corp.				First Half	First Half	% Change
Unit Cost Analysis	Q2-12	Q1-12	Q2-11	2012	2011	Sequential	Q-o-Q	H-o-H
Sales Volumes in Barrels of Oil Equivalent (BOE)	1,155,370	962,606	238,275	2,117,976	406,038	20%	385%	422%
Average Price Received Oil ($ Bbl)	$78.93	$87.43	$95.72	$82.81	$90.35	-10%	-18%	-8%
Average Price Received Gas ($ Mcf)	5.05	6.19	7.99	5.54	6.76	-18%	-37%	-18%
Lease Operating Expense ($ BOE)	5.60	7.05	7.46	6.26	6.84	-21%	-25%	-8%
Production Tax ($ BOE)	7.80	8.83	10.33	8.27	9.80	-12%	-24%	-16%
DD&A Expense ($ BOE)	29.59	27.32	19.02	28.56	20.32	8%	56%	41%
Gathering, Transportation & Marketing Expense ($ BOE)	1.49	2.09	0.82	1.76	0.61	-29%	82%	189%
Total G&A Expense ($ BOE)	7.05	8.20	17.58	7.57	21.94	-14%	-60%	-65%
Non-cash Stock-based Compensation Expense ($ BOE)	2.30	2.53	3.98	2.40	6.12	-9%	-42%	-61%

Six-Month Period Financial Results

Oil and gas sales were $165.7 million for the first six months of 2012, as compared to approximately $35.4 million for the same period in 2011, representing a 367% increase.  Kodiak reported a 404% increase in oil sales volumes and a 686% increase in gas sales volumes for an overall 422% increase in equivalent sales volumes during the six-month 2012 period, as compared to the 2011 period.  Sales volumes for the 2012 six-month period were 2.1 million BOE, as compared to 406 thousand BOE for the same period in 2011.

The Company reported net income for the six-month period ended June 30, 2012 of $94.8 million, or $0.36 per basic and $0.35 per diluted share, compared with net income of $6.8 million, or $0.04 per basic and diluted share, for the same period in 2011.  Included in the six-month 2012 period’s net income are unrealized derivative gains of $73.1 million attributed to the non-cash change in the value of derivatives utilized for commodity price risk management and $25.9 million in deferred income tax expense.  The net effect of the non-cash hedging activities credit and non-cash deferred income tax expense increased Kodiak’s reported net income for the 2012 six-month period by $0.18 per basic and diluted share.

For the first half of 2012, Adjusted EBITDA was $121.4 million, as compared to $21.4 million for the prior-year period, representing 467% growth.  Kodiak reported net cash provided by operating activities for the first six months of 2012 of $89.5 million, as compared to $23.5 million for the same period in 2011.

During the first six months of 2012, Kodiak drilled 28 gross (22.9 net) and completed 26 gross (20.7 net) operated wells, participated in drilling five gross (1.8 net) and completed eight gross (3.3 net) non-operated wells within the Dunn County area of mutual interest (AMI), and participated in drilling 25 gross (3.4 net) and completed 25 gross (3.1 net) non-operated wells outside the AMI area for total capital expenditures of $335.5 million.

During the six months ended June 30, 2012, the Company invested $296.7 million on its operated properties and on its interests within the Dunn County AMI, including leasehold costs and infrastructure (excluding costs associated with the January 2012 acquisition).  The Company anticipates investing an additional $300 million in the second half of the year which is in line with its $585 million previously announced capital expenditure budget.  Additionally, the Company incurred capital expenditures of $38.8 million for the six months ended June 30, 2012 in respect of its non-operated interests outside the Dunn County AMI.  As the timing of these operations is not under the Company’s control, it is difficult to accurately project costs and revenues related to such non-operated properties.  Most of the non-operated activity in the first half of 2012 was associated with the properties acquired in January 2012.  A significant portion of the non-operated acreage in this area is now held by production and Kodiak expects that the net expenditures on these non-operated activities will be lower in the second half of 2012, as compared to costs incurred to date.

Recently, Kodiak has decreased its total drilling days on a per-rig basis.  As a result of increased drilling efficiencies, Kodiak intends to maintain its operated rig count at seven rigs, rather than the eight rigs originally budgeted.  The Company believes that it will be able to achieve its projected well count with the seven rig program.  However, consistent with Kodiak’s strategy, the Company’s future operated rig count will be in a direct relationship to oil prices and per-well economics.  The Company’s staggered rig termination schedule provides flexibility should it be necessary to reduce its operated rig count.  For example, in the event commodity prices and global economic conditions dictate the need to reduce oilfield activity, the Company could reduce its operated rigs to three rigs by February 2013 without incurring any termination fees.

Credit Facility Redetermination

Effective August 2, 2012, the Company and its lending syndicate completed a borrowing base special redetermination for the first lien credit facility, which resulted in additional $150 million in borrowing base capacity.  As a result of this redetermination, the borrowing base for Kodiak’s $750 million first lien credit facility is now $375 million.  As of August 2, 2012, the Company’s long- term debt was $820 million consisting of $800 million in senior notes and $20 million in borrowings under its credit facility.  Kodiak’s working capital was $20.1 million at June 30, 2012.  The Company expects to maintain low cash and cash equivalent balances going forward, as short-term liquidity needs are satisfied by borrowings under its first lien credit facility.

Mid-year Estimated Proved Reserves Update

Kodiak’s estimated proved reserves at June 30, 2012, were 70.1 MMBoe, an increase of 36% over pro forma year-end 2011, which included properties acquired in early 2012. The Company’s proved reserves were 86% oil, and 14% natural gas at June 30, 2012, compared to 89% oil and 11% natural gas at pro forma year-end 2011.  Approximately 40% of the mid-year total proved reserves are categorized as proved developed producing and approximately 60% are classified as proved undeveloped.  Reserve growth for the first half of 2012 was driven by the Company’s drilling program in the Williston Basin targeting the Middle Bakken and Three Forks formations.

Mid-year Estimated Proved Reserves as of June 30, 2012

Reserve Category	Gross Wells	Net Wells	Net Remaining Oil (MBbls)	Net Remaining Gas (MMcf)	Net Remaining Oil Equivalent (MBOE)
Proved Developed Reserves	188	81.6	23,750.0	24,712.4	27,868.7
Proved Undeveloped Reserves	148	85.5	36,601.2	33,739.1	42,224.3
Total Combined Proved Reserves	336	167.1	60,351.2	58,451.5	70,093.0

For the six months ended June 30, 2012, Kodiak engaged Netherland, Sewell & Associates, Inc., an independent third-party reserves engineer, to audit the Company’s internally prepared estimated proved reserves.

Interim Operations Update

Williston Basin Drilling and Completion Update

As of June 30, 2012, Kodiak operated, or had an interest in, a total of 188 gross (81.6 net) Williston Basin producing wells, owned approximately 155,000 net leasehold acres and operated seven drilling rigs and seven workover rigs, along with a 24-hour dedicated completion crew.  The company also has access to additional completion spreads as needed.  During July 2012, the Company completed five gross (3.4 net) wells.  The Company expects an additional nine gross (7.5 net) operated wells to be completed during the remainder of the third quarter of 2012.

The following table summarizes the Company’s well completion activities subsequent to the end of the second quarter 2012:

Recent Operated Well Completions

		WI/		Length of	IP 24-hour Test			Choke
Well Name	County	NRI (%)	Formation	Lateral	BOPD	MMcf	BOE/d	Size ”	PSI
P Vance 154-97-2-17-20-15H	Williams	72/58	Bakken	9,490	2,350	5.36	3,244	48/64	1,550
P Vance 154-97-2-17-5-5H	Williams	61/51	Bakken	8,732	1,817	5.55	2,742	40/64	2,110
Holland 9-19H	Northern Williams	61/48	Three Forks	7,527	188	0.23	225	34/64	490
P Alexander 155-99-16-11-2-1H	Williams	73/57	Bakken	9,213	Preparing to Flow Back
P Alexander 155-99-16-11-2-1H3	Williams	73/57	Three Forks	9,449	Preparing to Flow Back

Management Comment

Commenting on quarterly results, Kodiak’s Chairman and CEO Lynn A. Peterson said: “The Kodiak team continues to execute its active 2012 exploration program.  We have made significant strides in driving down unit costs.  Importantly, we continue to reduce lease operating expense on a per BOE basis.  We posted $5.60 per BOE LOE this quarter, a marked improvement from the $7.46 in the same quarter of 2011 and from the $7.05 in the first quarter of 2012.  Most of these costs savings are directly related to our water handling charges where we have implemented several improvements, including new saltwater disposal wells and better access to midstream infrastructure.

“Our capital expenditures incurred to date for our operated properties and the non-operated properties in Dunn County are in line with our original budget projections.  Our modest capital expenditures outspend was incurred in other non-operated properties outside of the Dunn County AMI, primarily on lands acquired in the January 2012 acquisition.  The timing of both costs and revenues associated with our non-operated properties are very challenging to predict and typically the revenues lag several months behind the incurred costs.  Despite the delayed revenue recognition to date, results from these non-operated properties are expected to increase our overall production and cash flow during the second half of the year.  Lastly, our completion work continues to progress steadily as demonstrated with the five wells competed in July 2012.  We are seeing gradual improvement in well cost structure as a result of some lower service costs combined with field-level efficiency gains from our standpoint. At this time it appears that we should be able to drive 5% to 10% out of our total completed well costs in the coming quarters.”

Q2-12 Results Teleconference Call

In conjunction with Kodiak’s release of its financial and operating results, investors, analysts and other interested parties are invited to participate in a conference call with management on Friday, August 3, 2012 at 11:00 a.m. Eastern Daylight Time.

Kodiak Oil & Gas Corp. Q2-12 Financial and Operating Results Conference Call

Date:	Friday, August 3, 2012

Time:	11:00 a.m. EDT
10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT

Call:	(888) 795-2419 (US/Canada) and (706) 634-8086 (International); Passcode: 93191190

Internet:	Live and rebroadcast over the Internet: http://us.meeting-stream.com/kodiakoilgascorp_080312

Replay:

Available through Friday, August 17, 2012 at (855) 859-2056 (US/Canada) and (404) 537-3406 (International) using passcode: 93191190 and for 30 days at www.kodiakog.com or
http://us.meeting-stream.com/kodiakoilgascorp_080312

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas primarily in the Williston Basin in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations as to exploration and development plans; drilling plans and expectations; expectations regarding availability and benefits of infrastructure; the estimated costs to drill and complete wells and the Company’s expectations regarding potential improvements in its ability to execute its completion activities; the future performance of the Company’s oil and gas properties, including well production, and trends in well performance; expectations regarding improvements in per unit lease operating expenses; the expectations regarding the amount and trends in production, oil and gas revenue, production, cash flows, sales, financial metrics and proved oil and gas reserves in future periods; expectations regarding the Company’s future rig count and its ability, if necessary, to reduce its rig count; and the amount and sufficiency of future cash flows and sources of liquidity. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, Chairman and CEO, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

Footnotes to the Financial Statements

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak’s filing on Form 10-Q for the quarter-ended June 30, 2012.

--30--

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$13,496	$81,604
Cash held in escrow	—	12,194
Accounts receivable
Trade	28,254	28,835
Accrued sales revenues	38,970	21,974
Commodity price risk management asset	33,134	—
Inventory, prepaid expenses and other	19,535	24,294
Total Current Assets	133,389	168,901

Oil and gas properties (full cost method), at cost:
Proved oil and gas properties	1,357,020	598,065
Unproved oil and gas properties	520,732	263,462
Wells in progress	63,472	78,505
Equipment and facilities	17,934	11,186
Less-accumulated depletion, depreciation, amortization, and accretion	(195,560)	(135,586)
Net oil and gas properties	1,763,598	815,632

Cash held in escrow	—	691,764
Commodity price risk management asset	17,990	—
Property and equipment, net of accumulated depreciation of $847 at June 30, 2012 and $618 at December 31, 2011	1,750	1,276
Deferred financing costs, net of accumulated amortization of $16,359 at June 30, 2012 and $15,029 at December 31, 2011	25,093	21,904
Total Assets	$1,941,820	$1,699,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$107,968	$78,402
Accrued interest payable	5,328	5,808
Commodity price risk management liability	—	11,925
Total Current Liabilities	113,296	96,135

Noncurrent Liabilities:
Credit facilities	—	100,000
Senior notes, net of accumulated amortization of bond premium of $73 at June 30, 2012 and $0 at December 31, 2011	805,927	650,000
Commodity price risk management liability	—	10,035
Deferred tax liability, net	25,920	—
Asset retirement obligations	6,191	3,627
Total Noncurrent Liabilities	838,038	763,662

Total Liabilities	951,334	859,797

Stockholders’ Equity:
Common stock - no par value; unlimited authorized Issued and outstanding: 263,614,108 shares as of June 30, 2012 and 257,987,413 shares as of December 31, 2011	1,000,060	944,070
Accumulated deficit	(9,574)	(104,390)
Total Stockholders’ Equity	990,486	839,680

Total Liabilities and Stockholders’ Equity	$1,941,820	$1,699,477

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenues:
Oil sales	$82,390	$21,417	$159,204	$34,437
Gas sales	3,378	696	6,500	1,010
Total revenues	85,768	22,113	165,704	35,447

Operating expenses:
Oil and gas production	17,200	4,433	34,500	7,007
Depletion, depreciation, amortization and accretion	34,189	4,532	60,484	8,253
General and administrative	8,142	4,189	16,040	8,907
Total operating expenses	59,531	13,154	111,024	24,167

Operating income	26,237	8,959	54,680	11,280

Other income (expense):
Gain (loss) on commodity price risk management	95,572	4,854	72,232	(4,838)
Interest income (expense), net	(3,541)	19	(8,168)	52
Other income	724	188	1,992	291
Total other income (expense)	92,755	5,061	66,056	(4,495)

Income before income taxes	118,992	14,020	120,736	6,785

Income tax expense	25,920	—	25,920	—

Net income	$93,072	$14,020	$94,816	$6,785

Earnings per common share:
Basic	$0.35	$0.08	$0.36	$0.04
Diluted	$0.35	$0.08	$0.35	$0.04

Weighted average common shares outstanding:
Basic	263,576,093	179,228,934	263,118,367	178,845,012
Diluted	267,558,510	182,312,179	267,419,601	181,976,807

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Cash flows from operating activities:
Net income	$93,072	$14,020	$94,816	$6,785
Reconciliation of net income to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	34,189	4,532	60,484	8,253
Amortization of deferred financing costs and debt premium	617	200	1,257	387
Unrealized (gain) loss on commodity price risk management activities, net	(91,700)	(5,847)	(73,084)	3,503
Stock-based compensation	2,655	947	5,090	2,486
Deferred income taxes	25,920	—	25,920	—
Loss on sale of facility	262	—	262	—
Changes in current assets and liabilities:
Accounts receivable-trade	9,094	2,337	581	3,811
Accounts receivable-accrued sales revenue	(787)	(2,878)	(16,996)	(2,866)
Prepaid expenses and other	2,746	7,060	1,822	6,765
Accounts payable and accrued liabilities	(17,647)	(4,088)	11,010	(5,677)
Accrued interest payable	(25,447)	70	(24,980)	58
Cash held in escrow	—	—	3,343	—
Net cash provided by operating activities	32,974	16,353	89,525	23,505

Cash flows from investing activities:
Acquired oil and gas properties and facilities	—	(71,506)	(588,420)	(71,506)
Oil and gas properties	(186,010)	(41,907)	(308,372)	(64,330)
Sale of oil and gas properties	—	2,132	—	2,132
Equipment, facilities and other	(2,883)	(546)	(6,774)	(1,164)
Prepaid tubular goods	(7,576)	(4,934)	(7,576)	(15,018)
Proceeds from sale of facility	299	—	299	—
Cash held in escrow	—	—	30,000	—
Net cash used in investing activities	(196,170)	(116,761)	(880,843)	(149,886)

Cash flows from financing activities:
Borrowings under credit facilities	85,000	74,808	85,000	74,808
Repayments under credit facilities	(85,000)	—	(185,000)	—
Proceeds from the issuance of senior notes	156,000	—	156,000	—
Proceeds from the issuance of common shares	137	160	1,245	1,107
Cash held in escrow	—	—	670,615	—
Debt and share issuance costs	(4,350)	(270)	(4,650)	(287)
Net cash provided by financing activities	151,787	74,698	723,210	75,628

Decrease in cash and cash equivalents	(11,409)	(25,710)	(68,108)	(50,753)
		—
Cash and cash equivalents at beginning of the period	24,905	76,155	81,604	101,198

Cash and cash equivalents at end of the period	$13,496	$50,445	$13,496	$50,445

Supplemental cash flow information:
Oil & gas property accrual included in accounts payable and accrued liabilities	$71,097	$19,139	$71,097	$19,139
Oil & gas property acquired through common stock	$—	$14,425	$49,798	$14,425
Cash paid for interest	$28,384	$1,124	$31,920	$2,248
Cash paid for income taxes	$—	$—	$—	$—

In evaluating its business, Kodiak considers earnings before interest, taxes, depletion, depreciation, amortization, and accretion, amortization of deferred financing costs and debt premium, impairment, gains or losses on foreign currency, gains or losses on commodity price risk management activities, and stock-based compensation expense, (“Adjusted EBITDA”) as a key indicator of financial operating performance and as a measure of the ability to generate cash for operational activities, future capital expenditures and an indication of our potential borrowing base under our credit facility.  Adjusted EBITDA is not a Generally Accepted Accounting Principle (“GAAP”) measure of performance. The Company uses this non-GAAP measure to compare its performance with other companies in the industry that make a similar disclosure, as a measure of its current liquidity, in developing our capital expenditure budget, to evaluate our compliance with covenants under our credit facility and as a component of the corporate objectives to which we tie the vesting of equity-based awards made to senior executives. The Company believes that this measure may also be useful to investors for the same purpose and for an indication of the Company’s ability to generate cash flow at a level that can sustain or support our operations and capital investment program, and that disclosure of this measure provides investors with visibility as to the corporate objectives that affect our executive compensation program. Investors should not consider this measure, or other non-GAAP measures such as net income excluding the effect of unrealized derivative losses, in isolation or as a substitute for operating income or loss, cash flow from operations determined under GAAP or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because Adjusted EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of Adjusted EBITDA and net income for the three months and six months ended June 30, 2012 and 2011 is provided in the table below:

KODIAK OIL & GAS CORP.

RECONCILIATION OF ADJUSTED EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Reconciliation of Adjusted EBITDA:
Net income	$93,072	$14,020	$94,816	$6,785
Add back:
Depreciation, depletion, amortization and accretion	34,189	4,532	60,484	8,253
Amortization of deferred financing costs and debt premium	617	200	1,257	387
Unrealized (gain) / loss on commodity price risk management activities	(91,700)	(5,847)	(73,084)	3,503
Stock based compensation expense	2,655	947	5,090	2,486
Income tax expense	25,920	—	25,920	—
Interest expense	2,937	—	6,937	—
Adjusted EBITDA	$67,690	$13,852	$121,420	$21,414